EXHIBIT 99

First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360

July 24, 2009
Cincinnati, Ohio

CONTACT: Thomas H. Siemers
President and CEO
(513) 469-5352

For Immediate Release

First Franklin Corporation (FFHS) Announces
Second Quarter 2009 Net Income

CINCINNATI, Ohio, July 24, 2009 — First Franklin Corporation (FFHS, NASDAQ), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced net income of $7,000 ( $0.01 per basic share) for the second quarter of 2009 and $267,000 ($0.16 per basic share) for the six months ended June 30, 2009. This compares to a net loss of $874,000 ($0.52 per basic share) for the second quarter of 2008 and a loss of $770,000 ($0.46 per basic share) for the six months ended June 30, 2008.

In May 2009, the Federal Deposit Insurance Corporation imposed a special assessment on all insured depository institutions of five basis points times the amount of the institution’s assets. As a result, in the current quarter, Franklin Savings recognized a $150,000 expense for the special assessment.

Franklin Savings has eight locations in Greater Cincinnati. The Corporation’s common stock is traded on the NASDAQ Global Market under the symbol “FFHS”.

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